Exhibit 10.5

Option Agreement

(Incentive Stock Option or Nonstatutory Stock Option)

Five Prime Therapeutics, Inc.

2010 Equity Incentive Plan

Pursuant to your Stock Option Grant Notice (“Grant Notice”) and this Option Agreement, Five Prime Therapeutics, Inc. (“FivePrime”) has granted you an Option under its 2010 Equity Incentive Plan (the “Plan”) to purchase the number of shares of Common Stock of FivePrime indicated in your Grant Notice at the exercise price indicated in your Grant Notice. Capitalized terms not explicitly defined in this Option Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of your Option are as follows:

1.        Vesting. Subject to the limitations contained herein, your Option will vest as provided in your Grant Notice, provided that vesting will cease upon the termination of your Continuous Service in accordance with the terms of the Plan.

2.        Number of Shares and Exercise Price. The number of shares of Common Stock subject to your Option and your exercise price per share referenced in your Grant Notice may be adjusted from time to time for Capitalization Adjustments.

3.        Exercise Restriction for Non-Exempt Employees. In the event that you are an Employee eligible for overtime compensation under the Fair Labor Standards Act of 1938, as amended (i.e., a “Non-Exempt Employee”), and except as otherwise provided in the Plan, you may not exercise your Option until you have completed at least six months of Continuous Service measured from the Date of Grant specified in your Grant Notice, notwithstanding any other provision of your Option. Notwithstanding the foregoing, consistent with the provisions of the Worker Economic Opportunity Act, (i) in the event of your death or disability, (ii) upon a Corporate Transaction in which your Option is not assumed, continued or substituted or (iii) upon a Change in Control in which the vesting of your Option accelerates, you may exercise any vested Options earlier than six months following the Date of Grant specified in your Grant Notice.

4.        Exercise prior to Vesting (“Early Exercise”). If permitted in your Grant Notice (i.e., the “Exercise Schedule” indicates “Early Exercise Permitted”) and subject to the provisions of your Option, you may elect at any time that is both (i) during the period of your Continuous Service and (ii) during the term of your Option, to exercise all or part of your Option, including the unvested portion of your Option; provided, however, that:

  (a)        a partial exercise of your Option shall be deemed to cover first vested shares of Common Stock and then the earliest vesting installment of unvested shares of Common Stock;

  (b)        any shares of Common Stock so purchased from installments that have not vested as of the date of exercise shall be subject to the purchase option in favor of FivePrime as described in FivePrime’s form of Early Exercise Stock Purchase Agreement;

  (c)        you shall enter into FivePrime’s form of Early Exercise Stock Purchase Agreement with a vesting schedule that will result in the same vesting as if no early exercise had occurred; and

  (d)        if your Option is an Incentive Stock Option, then, to the extent that the aggregate Fair Market Value (determined at the time of grant) of the shares of Common Stock with respect to which your Option plus all other Incentive Stock Options you hold are exercisable for the first time by you during any calendar year (under all plans of FivePrime and its Affiliates) exceeds $100,000, your Option(s) or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options.

5.        Method of Payment. Payment of the exercise price is due in full upon exercise of all or any part of your Option. You may elect to make payment of the exercise price in cash or by check or in any other manner permitted by your Grant Notice, which may include one or more of the following:

  (a)        Provided that at the time of exercise the Common Stock is publicly traded, and to the extent permitted by law, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by FivePrime or the receipt of irrevocable instructions to pay the aggregate exercise price to FivePrime from the sales proceeds.

  (b)        Provided that at the time of exercise the Common Stock is publicly traded, by delivery to FivePrime (either by actual delivery or attestation) of already-owned shares of Common Stock that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise. “Delivery” for these purposes, in the sole discretion of FivePrime at the time you exercise your Option, shall include delivery to FivePrime of your attestation of ownership of such shares of Common Stock in a form approved by FivePrime. Notwithstanding the foregoing, you may not exercise your Option by tender to FivePrime of Common Stock to the extent such tender would violate the provisions of any law, regulation or agreement restricting the redemption of FivePrime’s stock.

  (c)        If the Option is a Nonstatutory Stock Option, subject to the consent of FivePrime at the time of exercise, by a “net exercise” arrangement pursuant to which FivePrime will reduce the number of shares of Common Stock issued upon exercise of your Option by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that FivePrime shall accept a cash or other payment from you to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided further, that shares of Common Stock will no longer be outstanding under your Option and will not be exercisable thereafter to the extent that (1) shares are used to pay the exercise price pursuant to the “net exercise,” (2)

shares are delivered to you as a result of such exercise, and (3) shares are withheld to satisfy tax withholding obligations.

  (d)        in any other form of legal consideration that may be acceptable to the Board.

6.        Whole Shares. You may exercise your Option only for whole shares of Common Stock.

7.        Securities Law Compliance. Notwithstanding anything to the contrary contained herein, you may not exercise your Option unless the shares of Common Stock issuable upon such exercise are then registered under the Securities Act or, if such shares of Common Stock are not then so registered, FivePrime has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of your Option also must comply with other applicable laws and regulations governing your Option, and you may not exercise your Option if FivePrime determines that such exercise would not be in material compliance with such laws and regulations.

8.        Term. You may not exercise your Option before the commencement or after the expiration of its term. The term of your Option commences on the Date of Grant and expires, subject to the provisions of Section 5(h) of the Plan, upon the earliest of the following:

  (a)        three months after the termination of your Continuous Service for any reason other than your Disability or death, provided that if during any part of such three month period you may not exercise your Option solely because of the condition set forth in Section 7 above relating to “Securities Law Compliance,” your Option shall not expire until the earlier of the Expiration Date or until it shall have been exercisable for an aggregate period of three months after the termination of your Continuous Service; and if (i) you are a Non-Exempt Employee, (ii) your Continuous Service terminates within six months after the Date of Grant specified in your Grant Notice, and (iii) you have vested in a portion of your Option at the time of your termination of Continuous Service, your Option shall not expire until the earlier of (x) the later of (A) the date that is seven months after the Date of Grant specified in your Grant Notice or (B) the date that is three months after the termination of your Continuous Service, or (y) the Expiration Date;

  (b)        twelve months after the termination of your Continuous Service due to your Disability;

  (c)        twelve months after your death if you die either during your Continuous Service or within three months after your Continuous Service terminates for any reason;

  (d)        the Expiration Date indicated in your Grant Notice; or

  (e)        the day before the tenth anniversary of the Date of Grant.

If your Option is an Incentive Stock Option, note that to obtain the federal income tax advantages associated with an Incentive Stock Option, the Code requires that at all times beginning on the date of grant of your Option and ending on the day three months before the date of your Option’s exercise, you must be an employee of FivePrime or an Affiliate, except in the event of your death or Disability. FivePrime has provided for extended exercisability of your Option under certain circumstances for your benefit but cannot guarantee that your Option will necessarily be treated as an Incentive Stock Option if you continue to provide services to FivePrime or an Affiliate as a Consultant or Director after your employment terminates or if you otherwise exercise your Option more than three months after the date your employment with FivePrime or an Affiliate terminates.

9.        Exercise.

  (a)        You may exercise the vested portion of your Option (and the unvested portion of your Option if your Grant Notice so permits) during its term by delivering a Notice of Exercise (in a form designated by FivePrime at the time of exercise) together with the exercise price to the Secretary of FivePrime, or to such other person as FivePrime may designate, during regular business hours, together with such additional documents as FivePrime may then require.

  (b)        By exercising your Option you agree that, as a condition to any exercise of your Option, FivePrime may require you to enter into an arrangement providing for the payment by you to FivePrime of any tax withholding obligation of FivePrime arising by reason of (1) the exercise of your Option, (2) the lapse of any substantial risk of forfeiture to which the shares of Common Stock are subject at the time of exercise, or (3) the disposition of shares of Common Stock acquired upon such exercise.

  (c)        If your Option is an Incentive Stock Option, by exercising your Option you agree that you will notify FivePrime in writing within 15 days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of your Option that occurs within two years after the date of your Option grant or within one year after such shares of Common Stock are transferred upon exercise of your Option.

  (d)        By exercising your Option you agree that you shall not sell, dispose of, transfer, make any short sale of, grant any Option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any shares of Common Stock or other securities of FivePrime held by you, for a period of 180 days following the effective date of a registration statement of FivePrime filed under the Securities Act or such longer period as necessary to permit compliance with NASD Rule 2711 or NYSE Member Rule 472 and similar rules and regulations (the “Lock-Up Period”); provided, however, that nothing contained in this section shall prevent the exercise of a repurchase option, if any, in favor of FivePrime during the Lock-Up Period. You further agree to execute and deliver such other agreements as may be reasonably requested by FivePrime and/or the underwriters that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, FivePrime may impose stop-transfer instructions with respect to your shares of Common Stock until the end of such period. The underwriters of FivePrime’s stock are intended third party beneficiaries of this Section 9(d) and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

10.        Transferability. Except as otherwise provided in this Section 10, your Option is not transferable except by will or by the laws of descent and distribution and is exercisable during your lifetime only by you; provided, however, that the Board may, in its sole discretion, permit you to transfer your Option to such extent as permitted by Rule 701, if applicable at the time of the grant of the Option and in a manner consistent with applicable tax and securities laws upon your request. Additionally, if your Option is an Incentive Stock Option, the Board may permit you to transfer your Option only to the extent permitted by Sections 421, 422 and 424 of the Code and the regulations and other guidance thereunder. Notwithstanding anything to the contrary in this Section 10 or otherwise in this Option Agreement, if at any period of time FivePrime is relying on Rule 12h-1(f), your Option is transferrable during such period only to the extent permissible under Rule 12h-1(f).

  (a)        Domestic Relations Orders. Upon receiving written permission from the Board or its duly authorized designee, and provided that you and the designated transferee enter into transfer and other agreements required by FivePrime, you may transfer your Option pursuant to a domestic relations order that contains the information required by FivePrime to effectuate the transfer. You are encouraged to discuss the proposed terms of any division of this Option with FivePrime prior to finalizing the domestic relations order to help ensure the required information is contained within the domestic relations order. If this Option is an Incentive Stock Option, this Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.

  (b)        Beneficiary Designation. Upon receiving written permission from the Board or its duly authorized designee, you may, by delivering written notice to FivePrime, in a form provided by or otherwise satisfactory to FivePrime, designate a third party who, in the event of your death, shall thereafter be entitled to exercise your Option and receive the Common Stock or other consideration resulting from such exercise. In the absence of such a designation, the executor or administrator of your estate shall be entitled to exercise this Option and receive, on behalf of your estate, the Common Stock or other consideration resulting from such exercise.

11.        Right of First Refusal. Shares of Common Stock that you acquire upon exercise of your Option are subject to any right of first refusal that may be described in FivePrime’s bylaws in effect at such time FivePrime elects to exercise its right; provided, however, that if your Option is an Incentive Stock Option and the right of first refusal described in FivePrime’s bylaws in effect at the time FivePrime elects to exercise its right is more beneficial to you than the right of first refusal described in FivePrime’s bylaws on the Date of Grant, then the right of first refusal described in FivePrime’s bylaws on the Date of Grant shall apply. FivePrime’s right of first refusal shall expire on the first date upon which any security of FivePrime is listed (or approved for listing) upon notice of issuance on a national securities exchange or quotation system.

12.        Right of Repurchase. To the extent provided in FivePrime’s bylaws in effect at such time FivePrime elects to exercise its right, FivePrime shall have the right to repurchase all or any part of the shares of Common Stock you acquire pursuant to the exercise of your Option.

13.        Option not a Service Contract. Your Option is not an employment or service contract, and nothing in your Option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of FivePrime or an Affiliate, or of FivePrime or an Affiliate to continue your employment. In addition, nothing in your Option shall obligate

FivePrime or an Affiliate, their respective stockholders, Boards of Directors, Officers or Employees to continue any relationship that you might have as a Director or Consultant for FivePrime or an Affiliate.

14.        Withholding Obligations.

  (a)        At the time you exercise your Option, in whole or in part, or at any time thereafter as requested by FivePrime, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by FivePrime), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of FivePrime or an Affiliate, if any, which arise in connection with the exercise of your Option.

  (b)        Upon your request and subject to approval by FivePrime, in its sole discretion, and compliance with any applicable legal conditions or restrictions, FivePrime may withhold from fully vested shares of Common Stock otherwise issuable to you upon the exercise of your Option a number of whole shares of Common Stock having a Fair Market Value, determined by FivePrime as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid classification of your Option as a liability for financial accounting purposes). If the date of determination of any tax withholding obligation is deferred to a date later than the date of exercise of your Option, share withholding pursuant to the preceding sentence shall not be permitted unless you make a proper and timely election under Section 83(b) of the Code, covering the aggregate number of shares of Common Stock acquired upon such exercise with respect to which such determination is otherwise deferred, to accelerate the determination of such tax withholding obligation to the date of exercise of your Option. Notwithstanding the filing of such election, shares of Common Stock shall be withheld solely from fully vested shares of Common Stock determined as of the date of exercise of your Option that are otherwise issuable to you upon such exercise. Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.

  (c)        You may not exercise your Option unless the tax withholding obligations of FivePrime and/or any Affiliate are satisfied. Accordingly, you may not be able to exercise your Option when desired even though your Option is vested, and FivePrime shall have no obligation to issue a certificate for such shares of Common Stock or release such shares of Common Stock from any escrow provided for herein unless such obligations are satisfied.

15.        Tax Consequences. You hereby agree that FivePrime does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities. You shall not make any claim against FivePrime, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from your Option or your other compensation. In particular, you acknowledge that this Option is exempt from Section 409A of the Code only if the exercise price per share specified in the Grant Notice is at least equal to the “fair market value” per share of the Common Stock on the Date of Grant and there is no other impermissible deferral of compensation associated with the Option. While the Common Stock is not traded on an established securities market, the Fair Market Value is determined by the Board, perhaps in consultation with an independent valuation firm retained by FivePrime. You acknowledge that there is no guarantee that the Internal Revenue Service will agree with the valuation as determined by the Board, and you shall not make any claim against FivePrime, or any of its Officers, Directors, Employees or Affiliates in the event that the Internal Revenue Service asserts that the valuation determined by the Board is less than the “fair market value” as subsequently determined by the Internal Revenue Service.

16.        Notices. Any notices provided for in your Option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by FivePrime to you, five days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to FivePrime.

17.        Governing Plan Document. Your Option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Option, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your Option and those of the Plan, the provisions of the Plan shall control.